                       U.S. SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13G

                      UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                  (AMENDMENT NO. 1)

                               APEX PC SOLUTIONS, INC.
                -----------------------------------------------------
                                   (Name of Issuer)

                                     COMMON STOCK
                -----------------------------------------------------
                            (Title of Class of Securities)

                                      037945102
                -----------------------------------------------------
                                    (CUSIP Number)


                                  DECEMBER 31, 1998
                    -----------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     / /  Rule 13d-1(b)

     / /  Rule 13d-1(c)

     /X/  RULE 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP NO. 037945102                 Schedule 13G               Page 2 of 3 Pages

--------------------------------------------------------------------------------
  1) NAMES OF REPORTING PERSONS......................BRITANNIA HOLDINGS LIMITED
     S.S. OR IRS I.D. NOS. OF REPORTING PERSONS (Voluntary).....
--------------------------------------------------------------------------------
  #2) CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP.
     (a) [   ]
     (b) [   ]
--------------------------------------------------------------------------------
  3) SEC USE ONLY
--------------------------------------------------------------------------------
  4) CITIZENSHIP OR PLACE OF ORGANIZATION.........ORGANIZED UNDER LAWS OF NEVIS
--------------------------------------------------------------------------------
     NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
     5)   SOLE VOTING POWER......................................442,500 SHARES
     ---------------------------------------------------------------------------
     6)   SHARED VOTING POWER........................................-0-
     ---------------------------------------------------------------------------
     7)   SOLE DISPOSITIVE POWER                                 442,500 SHARES
     ---------------------------------------------------------------------------
     8)   SHARED DISPOSITIVE POWER...................................-0-
--------------------------------------------------------------------------------
  9) AGGREGATE AMOUNT BENEFICIALLY OWNED
     BY EACH REPORTING PERSON....................................442,500 SHARES
--------------------------------------------------------------------------------
  10) [ ] CHECK BOX IF AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES.
--------------------------------------------------------------------------------
  11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9................3.3%
--------------------------------------------------------------------------------
 #12) TYPE OF REPORTING PERSON................................... CO
--------------------------------------------------------------------------------


#See Instructions.

CUSIP NO. 037945102                 Schedule 13G               Page 3 of 3 Pages

ITEM 1.   (a)  Issuer..................................................APEX PC SOLUTIONS, INC.
                                                                      (THE ISSUER)

          (b)  Principal Executive Offices.............................20031 - 142ND AVE.
                                                                       WOODINVILLE, WASHINGTON 98072

ITEM 2.   (a)  Person Filing...........................................BRITANNIA HOLDINGS LIMITED
                                                                      (BRITANNIA)

          (b)  Principal Business Office/Residence.....................P.O. BOX 556
                                                                       MAIN STREET
                                                                       CHARLESTON, NEVIS

          (c)  Citizenship.............................................ORGANIZED UNDER THE LAWS OF NEVIS

          (d)  Title of Class of Securities............................COMMON STOCK

          (e)  CUSIP Number............................................037945102

ITEM 3.   Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b)........NOT APPLICABLE
ITEM 4.   Ownership of More than Five Percent of Class:

          (a)  Amount beneficially owned...............................442,500 SHARES

          (b)  Percentage of class.....................................3.3%(1)

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or direct the vote..............442,500 SHARES

              (ii)  shared power to vote or to direct the vote.........-0-

             (iii)  sole power to dispose of or direct disposition.....442,500 SHARES

              (iv)  shared power to dispose of or direct disposition...-0-

    (1)CALCULATED BASED ON 13,531,613 SHARES OF COMMON STOCK OUTSTANDING AS
     OF CLOSE OF BUSINESS ON OCTOBER 31, 1998, AS DISCLOSED IN THE ISSUER'S
     QUARTERLY REPORT ON FORM 10-Q.

ITEM 5.   Ownership of Five Percent or Less of Class.....................[XX]



                                        SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     Dated:  February 1, 1999                BRITANNIA HOLDINGS LIMITED


                                             X   /s/ Patrick Adrian Blin
                                             -----------------------------
                                                       Signature


                                              Patrick Adrian Blin, Director
                                             -------------------------------
                                                       Name/Title